IMAX CORPORATION

Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 1, 2014 between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and RICHARD L. GELFOND (the “Executive”).

WHEREAS, the Executive is currently the Chief Executive Officer of the Company and is employed pursuant to an Employment Agreement dated as of July 1, 1998, as amended by amendments dated July 12, 2000, March 8, 2006, February 15, 2007, December 31, 2007, December 11, 2008, December 20, 2010 and December 12, 2011 (as so amended, the “Prior Agreement”); and

WHEREAS, the employment term under the Prior Agreement expired pursuant to its terms on December 31, 2013; and

WHEREAS, the Board of Directors of the Company (the “Board”) wishes to enter into this Agreement to engage the Executive to continue to provide services to the Company commencing on the Effective Date, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment and Duties.

(a) General. Subject to the terms and conditions hereof, the Executive shall serve as Chief Executive Officer of the Company, reporting directly to the Board. Executive will have the powers, responsibilities, duties and authority customary for the chief executive officer of corporations of the size, type and nature of the Company, including, without limitation, those powers, responsibilities, duties and authority Executive has in the past exercised in the ordinary course of his service to the Company. Executive shall be the highest ranking executive of the Company and will have the authority to cause any Company business unit or operating division head, any executive officer of Company and/or any other employee of Company, to report directly to him or another executive officer of the Company. The Board shall also have the authority to cause any such person to also report to the Board, it being expected that in the ordinary course the exercise of such authority will be limited to the Chief Financial Officer and the General Counsel of the Company. The Executive’s principal place of employment shall be offices of the Company in New York, New York, subject to such reasonable travel as the performance of his duties and the business of the Company may require.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, and shall promote and serve the interests of the Company in a manner consistent with his past efforts. Notwithstanding the foregoing, the Executive may serve on corporate boards provided that, on and after the Effective Date hereof, the Executive provides the Board, in writing, with a written list of such boards and receives the consent of the Board to serve on such boards. Nothing in this Agreement shall preclude Executive from serving as a member of the board of directors of any charitable, educational, religious, entertainment industry trade, public interest or public service organization, in each instance not inconsistent with the business practices and policies of the Company, or from devoting reasonable periods of time to the activities of the aforementioned organizations or from managing his personal investments. The Executive’s commitments in the capacities described in this paragraph shall not impede his ability to fully perform his duties and responsibilities hereunder.

(c) Board Membership. Executive currently serves on the Board. For so long as the Executive is the Chief Executive Officer, the Company shall continue to use its best efforts to cause the Executive to be elected to the Board.

2. Term. The Executive’s employment pursuant to this Agreement shall commence on the January 1, 2014 (the “Effective Date”) and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder or (ii) December 31, 2016. The period commencing as of the Effective Date and ending on December 31, 2016 or such earlier or later date to which the term of the Executive’s employment under this Agreement shall have been reduced or extended is hereinafter referred to as the “Term”.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $1,100,000, payable in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time.

(b) Bonus. The Executive shall be eligible to receive an incentive bonus of up to 200% of his Base Salary for each calendar year during the Term (the “Bonus”). The Executive’s target bonus shall be 100% of his base salary. The actual amount of the Bonus shall be based upon the attainment of individual and Company performance goals and objectives determined reasonably and in good faith by the Board after meaningful consultation with the Executive; it being understood and agreed that the final determination of the performance goals and objectives shall be in the Board’s sole discretion. The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to Company management (but not later than March 15th of the year following the year in respect of which the Bonus is earned), subject to the Executive’s continued employment through such date except as otherwise provided herein, provided that the Bonus, if any is earned, for calendar year 2016 shall be subject to the Executive’s continued employment only through December 31, 2016.

(c) Stock Options.

(i) As soon as practicable after the expiration of the earnings blackout period in effect for the Company as of the date hereof, the Executive shall be granted stock options (the “2014 Options”) to purchase common shares of the Company, no par value (the “Common Shares”) with an aggregate grant date value equal to $3,900,000. The 2014 Options shall vest in nine (9) equal installments on May 1, September 1 and December 31 of each of 2014, 2015 and 2016.

(ii) On each of January 5, 2015 and January 5, 2016, the Executive shall be granted stock options to purchase Common Shares with an aggregate grant date value equal to $3,900,000 (the “2015 Options” and the “2016 Options,” respectively, and together with the 2014 Options, the “Options”). The 2015 Options shall vest in six (6) equal installments on May 1, September 1 and December 31 of each of 2015 and 2016. The 2016 Options shall vest in three (3) equal installments on May 1, 2016, September 1, 2016 and December 31, 2016.

(iii) For purposes of determining the number of Options to be granted pursuant to this Section 3(c), the Company shall value the Options in manner consistent with the Company’s financial statement reporting. The Options shall be granted on the terms and conditions set forth in the IMAX Corporation 2013 Long-Term Incentive Plan (the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement. The exercise price of the Options shall be the Fair Market Value of the Common Shares (as defined in the LTIP) on the date of grant. The Options shall have a ten (10) year term.

(d) RSUs. As soon as practicable after the end of the earnings blackout period in effect for the Company as of the date hereof, the Executive shall be granted 134,948 Restricted Share Units (the “RSUs”). The RSUs shall vest in nine (9) equal installments on May 1, September 1 and December 31 of each of 2014, 2015 and 2016. The RSUs shall be granted on the terms and conditions set forth in the LTIP, the grant agreement to be entered into between the Company and the Executive pursuant to the LTIP and this Agreement.

(e) Prior Grants. Exhibit A to this Agreement sets forth a list of all of the Executive’s currently outstanding stock options granted pursuant to the IMAX Stock Option Plan and the Prior Agreement, with their exercise prices (collectively, the “Prior Grants”). The Prior Grants are fully vested as of the date hereof and their exercise terms and conditions shall not be affected by the provisions of this Agreement.

(f) Benefit Plans. During the Term, the Executive shall be entitled to participate, on the same basis and at the same level as generally available to other executive officers of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and deferred compensation plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

(g) SERP and Retiree Medical. (i) The Executive shall be eligible to participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”) in accordance with the terms and conditions set forth therein, as amended from time to time. The Company and the Executive agree that no compensation paid to the Executive since January 1, 2011, including any payments under this Agreement, shall be included in the calculation of benefits payable under the SERP.

(ii) Following the Executive’s Separation from Service for any reason, the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans applicable to other executive officers (as in effect from time to time) until such time as the Executive becomes eligible for Medicare and thereafter Medicare supplement coverage selected by the Executive; provided, however, that in the event such participation or provision of supplemental coverage is not permitted or is not commercially practical for any period, an annual cash payment equal to the value of the coverage that would otherwise have been provided, payable in advance for any such period. The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments.

(h) Automobile. The Company shall provide the Executive with the use of an automobile consistent with past practices. The Company shall also provide Executive with a driver, who shall be an employee of Company with a salary determined by the Company of no less than $100,000 per annum and with benefits commensurate with that of similarly-situated Company employees in the United States.

(i) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The Executive will continue to be entitled to travel and accommodations on a basis consistent with the current practice.

(j) Indemnification.

(i) To the fullest extent permitted by law and the Company’s governing documents, the Company agrees to indemnify and hold the Executive harmless against and in respect to any and all actions, liabilities, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s performance of his duties and obligations with the Company in good faith and with a reasonable belief that such performance was in, and not opposed to, the best interests of the Company; provided, however, that such indemnification shall not apply with respect to any action taken by the Executive that constitutes gross negligence or willful misconduct.

(ii) The Executive shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other current and former executive officers of the Company. Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

(iii) The Company shall hold the Executive harmless and indemnify the Executive, on an after-tax basis, against the amount of any income taxes imposed by Revenue Canada, the United States Federal government or any state or local taxing authority in Canada or the United States (collectively, “Taxes”) with respect to any amounts payable to the Executive under this Agreement, to the extent such Taxes exceed the amount of Taxes that would have been imposed on such amounts had all of the services performed by the Executive under this Agreement been performed within the United States. The Company shall hold the Executive harmless and indemnify the Executive, on an after-tax basis, against the amount of any penalties or interest that are imposed on the Executive by Revenue Canada, the United States Federal

government or any state or local taxing authority in Canada or the United States as a result of the Company’s failure to properly withhold any tax with respect to any amounts payable to the Executive under this Agreement, to the extent such penalties or interest are not attributable to the failure of the Executive to file any required tax returns or pay any required taxes or any other willful act or omission of the Executive.

4. Termination of Employment.

(a) In General. Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 4(B)(c) below), and the Executive shall have the right to resign his employment at any time. Except as expressly provided herein, the Executive is not entitled to any compensation or benefits in the event of a termination of his employment for any reason.

(b) Termination for Cause. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”) by reason of the Company’s termination of the Executive’s employment for Cause:

(A) The Company shall pay to the Executive his earned but unpaid Base Salary through and including the date of termination and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the “Other Accrued Compensation and Benefits”), payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Executive’s Separation from Service, unless otherwise expressly set forth in the applicable plan, program or agreement.

(B) All outstanding unvested Options and the RSUs (“Unvested Equity Awards”) shall be cancelled immediately. All then vested Options shall remain exercisable for the shorter of (i) their original term and (ii) ninety (90) days, at which time they shall be cancelled. Upon cancellation, the Executive shall have no further rights with respect to the Unvested Equity Awards or Options.

(C) Other than pursuant to those provisions that survive termination of this Agreement, the Executive shall have no further right to receive any other compensation or benefits following his termination of employment pursuant to this Section 4(b).

(D) Termination for “Cause” shall only mean termination of the Executive’s employment upon a violation by the Executive of any law or regulation applicable to the business of the Company or one of its subsidiaries or affiliates (the “Company Group”), or the Executive’s conviction of a felony, or any willful perpetration by the Executive of a common law fraud.

(c) Termination Without Cause; Resignation for Good Reason. If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason:

(A) The Executive shall receive the Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Executive’s Separation from Service, unless otherwise expressly set forth in the applicable plan, program or agreement. In addition, the Company shall pay the Executive, not later than the date on which the Company pays out bonuses to Company management but not later than March 15th of the year following the year in respect of which it was earned the amount of any Bonus earned for the calendar year preceding the year in which his employment is terminated, to the extent not theretofore paid.

(B) Company will pay Executive a Bonus for the calendar year in which his employment is terminated, such Bonus to be determined based on actual performance pursuant to the performance goal(s) described in paragraph 3(b) hereof, and then prorated based on the number of calendar days of such year elapsed through the date of Executive’s termination of employment (the “Pro-Rata Bonus”)

(C) All then outstanding Unvested Equity Awards shall immediately vest in full and the Options shall remain exercisable as follows.

(i) The 2014 Options shall remain exercisable for the shorter of: (x) their original term and (y) five (5) years, at which time the 2014 Options shall be cancelled.

(ii) The 2015 Options shall remain exercisable for the shorter of: (x) their original term and (y) four (4) years, at which time the 2015 Options shall be cancelled.

(iii) The 2016 Options shall remain exercisable for the shorter of: (x) their original term and (y) three (3) years, at which time the 2016 Options shall be cancelled.

Upon cancellation, the Executive shall have no further rights with respect to the Options.

(D) Other than pursuant to those provisions that survive termination of this Agreement, the Executive shall have no further right to receive any other compensation or benefits following his termination of employment pursuant to this Section 4(c).

(E) Resignation for “Good Reason” shall mean a termination of employment by the Executive because of the occurrence of any of the following events without the Executive’s prior written consent:

(i) a material decrease in the Executive’s Base Salary and bonus opportunity;

(ii) a material diminution of the Executive’s responsibilities, positions, authority or reporting responsibilities from those set forth in this Agreement (including ceasing to report to a public company board of directors);

(iii) a material breach by the Company of any material term of this Agreement; or

(iv) a requirement by the Company for the Executive to be based at any office or location more than 25 miles from New York, NY.

(d) Resignation without Good Reason. If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Executive’s resignation other than for Good Reason:

(A) The Executive shall receive the Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) days after the Executive’s Separation from Service, unless otherwise expressly set forth in the applicable plan, program or agreement.

(B) All then outstanding Unvested Equity Awards shall be cancelled immediately. All vested Options shall remain exercisable until the shorter of: (i) their original term and (ii) two (2) years. Upon cancellation, the Executive shall have no further rights with respect to the Unvested Equity Awards or Options.

(C) Other than pursuant to those provisions that survive termination of this Agreement, the Executive shall have no further right to receive any other compensation or benefits following his termination of employment pursuant to this Section 4(d).

(e) Non-Renewal of Agreement. If, following the expiration of the Term, the Company does not offer to continue the Executive’s employment on substantially similar terms to those set forth herein and upon the expiration of the Term the Executive incurs a Separation from Service, all then outstanding Unvested Equity Awards shall be cancelled immediately and the vested Options shall remain exercisable as follows:

(A) The 2014 Options shall remain exercisable for the shorter of: (x) their original term and (y) five (5) years, at which time the 2014 Options shall be cancelled.

(B) The 2015 Options shall remain exercisable for the shorter of: (x) their original term and (y) four (4) years, at which time the 2015 Options shall be cancelled.

(C) The 2016 Options shall remain exercisable for the shorter of: (x) their original term and (y) three (3) years, at which time the 2016 Options shall be cancelled.

Upon cancellation, the Executive shall have no further rights with respect to the Unvested Equity Awards or Options.

(f) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with any member of the Company Group other than his position as a member of the Board, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company Group. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(g) Consultancy. At the end of Executive’s employment (for whatever reason), Executive agrees to consult with the Company on such issues and items as requested by the Company including, but not limited to, theatre signings, management issues, film strategy issues, technological issues and/or issues with respect to management transition, subject to the Executive’s other commitments and the parties entering into a written agreement on terms to be negotiated by the Company and the Executive in good faith.

(h) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 23 of this Agreement.

(i) Release. Notwithstanding anything to the contrary in this Agreement, the amounts required to be paid pursuant to Section 4(c) and 5(b) hereof (other than the payment of Other Accrued Compensation and Benefits) shall be paid to the Executive subject to the condition that Executive has delivered to the Company a countersigned copy of a mutual release substantially in the form attached hereto as Exhibit C and that such release has become effective, enforceable and irrevocable in accordance with its terms.

5. Change of Control.

(a) For purposes of this Agreement, a “Change of Control” of the Company occurs if any person or persons acting as a group acquires beneficial ownership of greater than 50% of the total voting power or fair market value of the stock of the Company, whether by direct or indirect acquisition or as a result of a merger or reorganization or a sale of all or substantially all of the Company’s assets.

(b) If, at any time following a Change in Control the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason, in addition to the benefits and payments set forth in Section 4(c) above, the Executive shall receive a cash payment equal to $3,900,000 for each Option grant that has not been made as of the date of the Separation from Service under Section 3(c) of this Agreement. Payment shall be made in a single lump sum within thirty (30) days following the Executive’s Separation from Service.

(c) Upon a Change of Control the Executive shall be entitled to receive a special bonus (the “Special Bonus”), payable within ten (10) days following a Change of Control.. The Special Bonus shall be payable in U.S. dollars and shall be in an amount equal to the product of (i) .375% multiplied by (ii) the amount by which the Change of Control transaction imputes an equity value on the Common Shares (as defined in the Amended and Restated Shareholders’ Agreement dated as of June 16, 1994 by and among the Company and the other parties signatory thereto (the “Shareholders’ Agreement”)) originally issued by the Company (on a fully diluted basis, but without including Common Stock issuable upon exercise of the GW Warrants, the exercise of the warrants issued to WP in connection with the Working Capital Facility or the conversion of the Sellers’ Preferred Stock (as each such term is defined in the Shareholders’ Agreement)) in excess of C$150 million. The provisions of this Section 5(c) shall survive any termination of this Agreement.

(d) The parties acknowledge and agree that pursuant to the Prior Agreement, upon a Change of Control, the Executive shall also be paid an incentive bonus (“Incentive Bonus”) equal to the product of (a) 225,000 multiplied by (b) the difference between the closing price of the Common Shares on the effective date of the Change of Control and $10.67. The incentive bonus shall be paid in a single lump-sum ten (10) days following a Change of Control. The terms of this Incentive Bonus, as set forth in the Prior Agreement shall not be affected by the provisions of this Agreement and therefore, the existence and terms of all rights with respect thereto shall be determined entirely without regard to this Agreement.

6. Noncompetition.

(a) In consideration of the execution of this Agreement, the Executive’s continued employment with the Company Group and the benefits provided herein, the Executive agrees that during the Term, and for a period of four (4) years thereafter (the “Restricted Period”), absent the Company’s prior written approval, he shall not (as principal, agent, employee, consultant or otherwise), directly or indirectly, engage in activities with, or render services to, any business engaged or about to become engaged in the business of producing or distributing projection and sound systems or films for large screen theaters, designing or supplying motion simulation theaters, producing or distributing films for movie rides (collectively, “Competitive Business”); provided, however, that, notwithstanding the foregoing, the Executive may (i) have equity interests in companies engaged in a Competitive Business so long as he is not employed by and does not consult with such companies in areas related to the Competitive Business, (ii) render consulting services to or be employed by a company engaged in a Competitive Business so long as he is not employed in, or rendering services related to, the Competitive Business of such company or (iii) perform usual investment banking services for a company engaged in a Competitive Business.

(b) Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of this Section 6 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding.

(c) In addition to the remedies the Company may seek and obtain pursuant to this Section 6, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court or arbitrator possessing personal jurisdiction over him to have been in violation of the covenants contained in Section 6 of this Agreement.

7. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company Group, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use the for Executive’s own benefit any Confidential Information that he may learn or has learned by reason of his employment by, shareholdings in or other association with the Company Group. The term “Confidential Information” includes information not previously disclosed to the public or to the trade by the Company’s management, or otherwise in the public domain, with respect to the Company Group’s products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company Group operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 7 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under the subpoena or other process of law. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications. In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

8. Term Insurance. During the Term, the Company will pay the full premium cost of certain term life insurance policies issued on the life of Executive and referred to on Exhibit B attached hereto, in the annual amount of approximately $45,000.00. Executive will be responsible for the tax liability imposed on him as a result of such payment.

9. Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery, clawback or similar policy as required under law and which is thereafter adopted by the Company from time to time.

10. Section 409A of the Code.

(a) The payments and benefits provided under this Agreement are intended to comply with or be exempt from Section 409A of the Code (“Section 409A”) and shall be interpreted or construed consistent with that intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A of the Code. This Section 10 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(b) Anything in this Agreement to the contrary notwithstanding, each payment of compensation made to the Executive shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A. The actual date of payment pursuant to this Agreement shall be within the sole discretion of the Company. In no event may the Company be permitted to control the year in which payment occurs. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31st of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

(c) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), if the Executive is a “Specified Executive” within the meaning of Section 409A(a)(2)(B)(i) on the date of the Executive’s Separation from Service, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth (15th) day of the first calendar month following the end of the six-month period.

11. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

12. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

13. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required or permitted to be withheld by law or contract.

14. Assignment. This Agreement may be assigned by the Company to any affiliate of the Company, provided however, that no such assignment shall relieve the Company of any of its obligations hereunder. The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

15. Amendment; Waiver. Subject to Section 10, this Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party (including the failure to insist upon strict compliance with any term, covenant or condition) shall not operate or be construed as a waiver of (i) any other provision of this Agreement, or (ii) any subsequent breach by such party of a provision of this Agreement.

16. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in the State of New York in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

18. Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term. The provisions of Section 3(g) and (j), 4, 5, 6, 7 and 9 through 18 hereof shall survive any termination of this Agreement in accordance with their terms (it being understood that the reference to Section 5, without limitation, is not intended to result in any duplication of benefits).

19. Entire Agreement. Except as specified in Section 3(e) hereof, this Agreement (together with any agreements entered into in connection with the Prior Grants) contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof (including, without limitation, the Prior Agreement), all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

20. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

21. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

22. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

23. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

if to the Company:

IMAX Corporation

110 E. 59th Street

Suite 2100

New York NY 10022

Attention: General Counsel

if to the Executive:

100 Greenwich Avenue

New York, NY 10011

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the date set forth above.

IMAX CORPORATION

By:	/s/ Robert D. Lister
Name:	Robert D. Lister
Title:	Chief Legal Officer
Chief Business Development Officer

By:	/s/ Joseph Sparacio
Name:	Joseph Sparacio
Title:	Executive Vice President and
Chief Financial Officer

RICHARD L. GELFOND

/s/ Richard L. Gelfond